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                                                                EXHIBIT 10(s)(2)





December 8, 1993



Mr. Gary G. Weik
1904 Hidden Cove Court
League, City, Texas   77573

Dear Gary:

                 This letter confirms in writing our agreement regarding severance benefits which may become payable to you upon the occurrence of two events, both a "change in control" (as defined in this letter) of KBLCOM Incorporated, a Delaware corporation ("KBLCOM"), and the involuntary termination of your employment with KBLCOM within 36 months of the change in control of KBLCOM.

                 1. CHANGE IN CONTROL OF KBLCOM. A change in control of KBLCOM shall be deemed to have occurred if (a) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than Houston Industries Incorporated ("HII"), is or becomes the beneficial owner, directly or indirectly, of securities of KBLCOM representing thirty percent (30%) or more of the combined voting power of KBLCOM's then outstanding voting securities; (b) KBLCOM is merged or consolidated with another corporation and as a result of such merger or consolidation less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the shareholders of KBLCOM immediately prior to such merger or consolidation; or (c) KBLCOM transfers all or substantially all of its assets to a corporation, partnership, joint venture, or other entity that is not wholly owned by KBLCOM or HII. A change in control of KBLCOM shall also be deemed to have occurred while there is pending an agreement entered into by HII which, if consummated, will cause any of sub-clauses (a), (b) or (c) to occur, but only if your employment is terminated under circumstances described in Paragraph 2 during the pendency of such agreement. A change in control of KBLCOM shall also include any series of transactions occurring during the term of this agreement which result in any of the ownership changes described above.

                 2. INVOLUNTARY TERMINATION OF EMPLOYMENT. In order to be eligible for severance benefits under this agreement, your employment must be involuntarily terminated (or deemed to have been involuntarily terminated for the reasons set forth in paragraph (b), (c) or (d)) under any one of the following circumstances:





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Mr. Gary G. Weik                         -2-                    December 8, 1993



                 (a) TERMINATION WITHOUT CAUSE. Your employment is terminated by KBLCOM for any reason other than (i) fraud, (ii) misappropriation of or intentional material damage to property of KBLCOM, HII or the subsidiaries of either, (iii) substantial and intentional breach of your duty of loyalty to KBLCOM,
                          (iv) commission of a criminally prosecutable act involving substantial moral turpitude, or (v) substantial nonperformance or gross neglect of your job duties for thirty days or more after a written demand is delivered to you by the Chief Executive Officer of HII which specifically identifies the manner in which he believes you are neglecting or are not substantially performing your job duties.

                 (b) RELOCATION. You terminate employment because the location of your principal place of employment is changed by more than 50 miles from the location where you were principally employed prior to the date on which the change in control occurs without your consent ("Relocation Situs"). The Severance Benefit paid to you due to relocation hereunder shall be repaid to KBLCOM should you voluntarily relocate to a place located within 100 miles of the Relocation Situs within three years after termination under this
                          Paragraph 2(b).   The amount repaid shall be a
                          percentage of the total Severance Benefit paid that is equal to the number of months remaining before the lapse of three years after your termination divided by 36. (For example, if you voluntarily move to the Relocation Situs twelve months after your termination, you would be required to repay two-thirds of your Severance Benefit).

                 (c) SUBSTANTIAL REDUCTION OF JOB RESPONSIBILITIES. You terminate employment because a substantial reduction in the nature or scope of your authority or duties from those you possessed immediately prior to the date on which the change in control occurs is imposed upon you without your consent. A substantial reduction in job responsibilities includes, but is not limited to, (i) a change in reporting relationship from an executive of higher authority to an individual of the same authority as you or lower authority in the organization, (ii) a reduction in budgetary authority and responsibility, (iii) a reduction in rank of individuals reporting to you or
                          (iv) removal of your officer status.





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Mr. Gary G. Weik                         -3-                   December 8, 1993



                 (d) REDUCTION IN COMPENSATION OR BENEFITS. You terminate employment because a reduction in (i) the total of your annual base salary and auto allowance or (ii) if a reduction is not similarly applied to other KBLCOM officers, your eligibility for or participation level in executive compensation and employee benefit plans from those provided to you immediately prior to the date on which the change in control occurs.

                 3. NON-QUALIFYING TERMINATIONS. If your employment is terminated for any reason other than as provided in Paragraph 2 above, you will not be eligible for severance benefits under this agreement. Examples of circumstances under which you would not be eligible for such benefits include, but are not limited to, the following:

                          (a)     Death
                          (b) Total Disability (as determined under KBLCOM's group long term disability plan)
                          (c)     Retirement on or after age 65
                          (d) Your voluntary resignation (other than one deemed to be involuntary under Paragraph 2)
                          (e) You are transferred to and voluntarily accept a position with HII or one of its subsidiaries.

                 4. SEVERANCE BENEFIT. In the event your employment is involuntarily terminated pursuant to Paragraph 2 within 36 months after a change in control of KBLCOM, KBLCOM shall pay you an amount equal to 2.99 times your average annual compensation (as defined below). This benefit will be paid (a) in a lump sum within 30 days after the date of your employment termination or (b) in 36 equal monthly installments; the form of payment shall be solely in the discretion of KBLCOM.

                 5. AVERAGE ANNUAL COMPENSATION. Your average annual compensation is the amount paid by KBLCOM, HII or one of its subsidiaries, exclusive of any relocation payments, staying and retention bonuses, that was includible in your gross income for the five most recent taxable years ending before the date on which the change in control occurs divided by five (or such shorter period during which you worked for KBLCOM, HII or one of its subsidiaries.)





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Mr. Gary G. Weik                         -4-                   December 8, 1993



                 6. MEDICAL AND DENTAL COVERAGE. If you qualify for the severance benefit, KBLCOM will also provide you (and any dependents covered immediately prior to the date on which the change in control occurs) with coverage under KBLCOM's medical and dental plans for a period of up to 36 months following your termination. Such coverage will be provided at active employee rates and on the same terms as provided to active employees. If you elect this coverage, it will be provided in lieu of any coverage available to you under the health coverage continuation provisions (COBRA) in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"). This coverage will end at any time you become covered under another group medical or dental plan, as applicable, or should you voluntarily relocate to the Relocation Situs as provided in Paragraph 2(b).

                 7. YOUR OBLIGATIONS. To be eligible for the severance and health continuation benefits, you must agree that:

                          (a) NO COMPETITION. You will not compete with KBLCOM in any of its franchise areas or act as a consultant to any franchising authority with which KBLCOM has a franchise for 36 months after your termination. This non-competition clause specifically extends to (but is not limited to) MDS, MMDS, SMATV and DBS operators within KBLCOM franchise areas.

                          (b) CONFIDENTIALITY. You will not disclose the terms of this agreement at any time, except you may disclose them to your attorneys, accountants and members of your immediate family, who shall agree to keep them confidential. You may also disclose the terms of this agreement upon the valid order of a court or regulatory agency of competent jurisdiction or upon the prior written consent of KBLCOM. You will keep all trade secrets and proprietary information of KBLCOM confidential for 36 months after your termination.

                          If you violate the non competition or confidentiality
provisions of this agreement, you will forfeit any benefits due you under this agreement and KBLCOM will be entitled to repayment of any amounts already paid to you under this agreement.





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Mr. Gary G. Weik                         -5-                   December 8, 1993



                 8. PARACHUTE PAYMENT LIMITATION. Notwithstanding any provision of this agreement to the contrary, the aggregate present value of all parachute payments payable to or for your benefit, whether payable pursuant to this agreement or otherwise, shall be limited to three times your base amount less one dollar and, to the extent necessary, benefits under this agreement shall be reduced by KBLCOM in order that this limitation not be exceeded. For purposes of this Paragraph 8, the terms parachute payment, base amount and present value shall have the meanings assigned under Section 280G of the Code. A copy of Section 280G as presently enacted is attached for your reference. It is the intention of this Paragraph 8 to avoid excise taxes on you under Section 4999 of the Code or the disallowance of a deduction to KBLCOM pursuant to
Section 280G of the Code.

                 9. APPLICABLE LAW. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

                 10. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this agreement and all other provisions shall remain in full force and effect.

                 11. WITHHOLDING OF TAXES. KBLCOM may withhold from any benefits payable under this agreement all federal, state, city or other taxes as may be required pursuant to any applicable law or governmental regulation or ruling.

                 12. NO EMPLOYMENT AGREEMENT. Nothing in this agreement shall give you any rights (or impose any obligations) to continued employment by KBLCOM or any subsidiary thereof or successor thereto, nor shall it give KBLCOM any rights (or impose any obligations) with respect to continued performance of duties by you for KBLCOM or any subsidiary thereof or successor thereto.

                 13.      NO ASSIGNMENT; SUCCESSORS.

                 (a) Your right to receive payments or benefits hereunder is not assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Paragraph 13, KBLCOM shall have no liability to pay any amount so attempted to be assigned or transferred. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees





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Mr. Gary G. Weik                         -6-                   December 8, 1993



                          and legatees.

                 (b) This agreement shall be binding upon and inure to the benefit of KBLCOM, its successors and assigns (including, without limitation, any company into or with which KBLCOM may merge or consolidate). KBLCOM agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring such assets or a substantial portion thereof or HII shall expressly assume by an instrument in writing all duties and obligations of KBLCOM hereunder or (ii) KBLCOM shall provide for the immediate payment in full of all amounts payable to you hereunder, that is, an involuntary termination of employment under 2 (a-d) will be deemed to have occurred solely for the purpose of this sub- paragraph.

                 14. TERM. This agreement shall be effective as of December 8, 1993 and shall remain in effect for a period of five years; provided, however, that in the event of a change in control during the term hereof, this agreement shall remain in effect for the immediately following 36 months. KBLCOM, in its discretion, may extend this 36-month period for two twelve-month periods at any time during the 36-month period. However, the maximum term of this agreement shall in no event extend beyond December 7, 2003.

                 If you agree to the terms of this letter agreement, please sign and date below.

                                           Yours very truly,





 /s/ GARY G. WEIK
Gary G. Weik